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As filed with the Securities and Exchange Commission on July 31, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK PLACE ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	88-0400631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3930 Howard Hughes Parkway
Las Vegas, Nevada 89109
(Address of Principal Executive Offices)

PARK PLACE ENTERTAINMENT CORPORATION
1998 STOCK INCENTIVE PLAN

Clive S. Cummis
Executive Vice President-
Law & Corporate Affairs, Secretary and Vice Chairman
Park Place Entertainment Corporation
3930 Howard Hughes Parkway
Las Vegas, Nevada 89109
(Name and address of agent for service)

(702) 699-5000
(Telephone number, including area code, of agent for service)

Copies of all communications to:
Cynthia A. Rotell
Latham & Watkins
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
(213) 485-1234

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.01 par value	10,000,000	$10.26	$102,600,000	$25,650

(1)
Represents 10,000,000 additional shares of common stock ("Common Stock") of Park Place Entertainment Corporation, a Delaware corporation (the "Company"), reserved for issuance under the Park Place Entertainment Corporation Stock Incentive Plan, as amended (the "Plan"), by virtue of an amendment to the Plan increasing the number of shares issuable under the Plan from 45,000,000 to 55,000,000, plus reissuance of shares canceled under the Plan, and substitutions or adjustments to shares to account for any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property, any reorganization or any partial or complete liquidation of the Company. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock which may be issued as a result of anti-dilution provisions contained in the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 25, 2001.

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT

    Park Place Entertainment Corporation (the "Registrant") files this Registration Statement pursuant to Instruction E of Form S-8 and incorporates by reference the contents of the previous Registration Statement filed by the Registrant on Form S-8 (Registration No. 333-69507). The current registration of 10,000,000 shares of Common Stock will increase the number of shares registered for issuance under the Registrant's 1998 Stock Incentive Plan to 55,000,000 shares.

Item 8. Exhibits.

    The following is a complete list of exhibits filed as part of this Registration Statement:

4.1	Park Place Entertainment Corporation 1998 Stock Incentive Plan, as amended
5	Opinion of Clive S. Cummis
23.1	Consent of Clive S. Cummis (included as part of Exhibit 5)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Arthur Andersen LLP
24	Power of Attorney (included on the signature page of this Registration Statement)

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 26, 2001.

PARK PLACE ENTERTAINMENT CORPORATION
By:	/s/ CLIVE S. CUMMIS Clive S. Cummis Executive Vice President—Law & Corporate Affairs, Secretary and Vice Chairman

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Scott A. LaPorta and Clive S. Cummis, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ STEPHEN F. BOLLENBACH Stephen F. Bollenbach	Chairman of the Board of Directors	July 26, 2001
/s/ BARBARA BELL COLEMAN Barbara Bell Coleman	Director	July 26, 2001
/s/ A. STEVEN CROWN A. Steven Crown	Director	July 26, 2001
/s/ CLIVE S. CUMMIS Clive S. Cummis	Executive Vice President-Law & Corporate Affairs, Secretary and Vice Chairman	July 26, 2001

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/s/ PETER G. ERNAUT Peter G. Ernaut	Director	July 26, 2001
/s/ THOMAS E. GALLAGHER Thomas E. Gallagher	President and Chief Executive Officer (Principal Executive Officer) and Director	July 26, 2001
/s/ BARRON HILTON Barron Hilton	Director	July 26, 2001
/s/ ERIC M. HILTON Eric M. Hilton	Director	July 26, 2001
/s/ P. X. KELLEY P. X. Kelley	Director	July 26, 2001
/s/ SCOTT A. LAPORTA Scott A. LaPorta	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 26, 2001
/s/ GILBERT L. SHELTON Gilbert L. Shelton	Director	July 26, 2001

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FORM S–8
INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY